Exhibit 99.1
QUALITY SYSTEMS, INC., #4459575
QUALITY SYSTEMS, INC. FISCAL 2012 FIRST QUARTER RESULTS
July 28, 2011, 10:00 AM ET
Chairperson: Steven Plochocki

Operator:	Good morning ladies and gentlemen. Thank you for standing by. Welcome to today’s Quality Systems First Quarter 2012 First Quarter Results conference call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star followed by the one on your touchtone phone. If you would like to withdraw that question, please press the star followed by the two. If you are on a speaker phone, you need to pick up the handset before making the selection. This conference is being recorded today Thursday July 28th of 2011.

At this time, I would like to turn the conference over to our host, Mr. Steven Plochocki, CEO. Please go ahead sir.

Steven Plochocki:	Thank you Bao and welcome to the Quality Systems Fiscal 2012 First Quarter Results call. With me this morning are Paul Holt, our Chief Financial Officer; Pat Cline, QSI President; Scott Decker, NextGen President; Donn Neufeld, Executive Vice President of EDI and Dental; Steve Puckett, Executive Vice President of NextGen Inpatient Solutions; and Monte Sandler, Executive Vice President of NextGen Practice Solutions.

Please note that the comments made on this call may include statements that are forward looking within the meaning of Securities Laws, including without limitation statements related to anticipated industry trends, the company’s plans, products, perspective and strategies; preliminary and projected; and capital equity initiatives in the implementation of potential impacts of legal, regulatory or accounting principals. I’ll provide some opening comments and then turn it over to the team.

The company reported record net revenues of 100.4 million for the fiscal 2012 first quarter, an increase of 21% when compared with 82.9 million in the fiscal 2011 first quarter. Net income for fiscal 2012 first quarter reached 19 million, up 57% versus the 12.1 million for the comparable period a year ago. Fully diluted earnings per share were $0.65 in the first quarter of fiscal 2012 compared with $0.42 fully diluted earnings per share for fiscal 2011 first quarter, an increase of 55%.

The fiscal year is off to a busy start as evidenced by our first quarter’s financial results. We’re pleased with the company’s performance this quarter as our pipeline continues to build. Additionally, all four of our business units remain on target performing to plan. The stimulus

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incentives and road to achieving meaningful use gained additional momentum in the marketplace and play a key role in our ongoing business operations and anticipated growth.

On July 27, 2011, our Board of Directors approved a two for one split of the company’s common stock and a proportional increase in the number of company shares authorized from 50 million to 100 million. Each shareholder of record at the close of business on October 6, 2011 will receive one additional share for every outstanding share held on the record date. The additional shares will be distributed October 26, 2011 and trading will begin on the split adjusted basis on October 27, 2011. This is yet another sign of our strength and positioning as a company and our belief in our future growth and performance.

Furthermore, we announced that Pat Cline, President and Board member of Quality Systems plans to retire later this calendar year. As you know, Pat has been an integral member of the Senior Management Team since joining Quality Systems. On behalf of the entire company, we wish Pat all the best and value the notable contributions he has made over the years to the growth and success of our organization. We certainly always appreciate the assistance that we have gotten from Pat and we look forward to working with him through this transitional period on a personal and professional basis. Thank you Pat.

And I’d like to now turn it over to Paul Holt.

Paul Holt:	Thanks Steve and hello everybody. Our consolidated first quarter revenue of 100.4 million represented a 21% increase over the prior year revenue of 82.9 million. We’re very excited to break the $100 million mark for the first time in the company’s history. Our earnings per share of $0.65 is up 55% over the prior year $0.42. Consolidated system sales grew 18% over the year ago quarter to 34.4 million compared to 29.1 million in the prior year quarter. And our consolidated maintenance, RCM, EDI and other services revenue grew 23% to 66.1 million compared to 53.9 million in the prior year quarter.

We enjoyed strong performance in maintenance, EDI and other services which grew 23%, 24%, and 36% respectively. Our other services revenue benefitted from a strong increase in consulting, another add-on type service that is rendered to existing customers versus a year ago. Maintenance, EDI, revenue cycle and other services accounted for approximately 65.8% of total revenue this quarter. It is up slightly versus 65% a year ago. Our consolidated gross profit margin came in at 65.2%, up significantly from the year ago quarter, 61.6% and this is driven primarily by a lower, a relatively lower amount of hardware content included in our systems sales this quarter versus a year ago.

The total SG&A including amortization expense increased by approximately 3.3 million to 29.9 million this quarter versus 26.6 million a

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year ago, and this increase is driven primarily by increased headcount and employee related costs as well as increased sales commission. Our R&D expenses grew to 6.8 million this quarter, that’s up 25% over the prior year 5.5 million. Our increased investments in R&D reflect our commitment to both bring continued innovation and state of the art technology to our customers, as well as further integration between our Ambulatory and Inpatient products. We believe that the combination of our Ambulatory and Inpatient products presents a compelling product offering to the healthcare market.

Our effective tax rate this quarter was 34.2% versus 36.6% a year ago. This quarter we benefitted from a higher amount of R&D tax credits which were not included in the prior year tax provision due to the fact that the credit had been allowed to lapse in the prior year. We also benefitted from higher deductions related to incentive stock option exercises this quarter compared to the year ago quarter.

Moving on to segment performance: our NextGen division revenue increased 19% in the three months ended June 30th at 74.6 million, divisional operating income increased by approximately 30% compared to the prior year period to 29.3 million versus 22.6 million a year ago. Our QSI Dental division, revenue declined slightly by 5% this quarter to 5.1 million. And divisional operating income declined slightly to 1.3 million versus 1.6 million a year ago. The prior year quarter for the QSI Dental included a larger amount of hardware compared to this quarter.

Our Practice Solutions division revenue increased 14% this quarter and our divisional operating income increased significantly to approximately 2 million as compared to 0.2 million in the year ago period. The year ago period included certain business integration expenses which were not included in this quarter’s results. Our Inpatient Solutions revenue increased 131% this quarter at 7.3 million versus 3.2 million a year ago. Note that our recent acquisition of Internexus contributed approximately 0.8 million in revenue this quarter. Inpatient divisional operating income increased to 3.1 million compared to 0.2 million in the year ago period.

Moving on to our balance sheet: our total cash and marketable securities this quarter was a record 124.1 million or $4.26 per diluted share. That compares to 100.9 million or $3.47 at the end of the prior year quarter. Our DSOs net of amounts included in both accounts receivable and deferred revenue was up slightly versus last year at 81 days versus 80 days a year ago. Our DSOs based on our gross balance sheet compare, ended at 135 days versus 123 days a year ago. Our growth in DSOs versus the year ago is primarily driven by increased services which have been sold, but not yet rendered and therefore included both in accounts receivable and deferred revenue.

Our current deferred revenue increased to $80 million compared to 76.7 million last quarter and 63.6 million a year ago. The primary driver of this

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increase is as I just mentioned, a higher amount of services sold but not yet rendered. And for those of you who are tracking this, certain non-cash expenses for the quarter were as follows: amortization of intangible assets, of acquired intangible assets 901,000 and stock option compensation 956,000.

Again, I’d like to thank you all for being on this call and your interest in our company. I now turn things over to Pat Cline.

Patrick Cline:	Thank you Paul, good morning everyone. I’m proud of the company’s performance during the first quarter and I’m proud of the many achievements of our team members. As you know, the company has now reached a milestone which is a revenue run rate of over $400 million annually, but more importantly the company has a tremendous opportunity to continue that growth.

As Steve mentioned, I’ve decided to retire near the end of the year and plan to stay on in the meantime to help transition certain activities and relationships and to do more detailed planning. You should all know that my decision to retire is in no way based on a lack of confidence in the opportunities presented to the company. These opportunities are unprecedented and my sincere hope and my expectation in fact is that the company will continue to capitalize on them and continue its stellar performance.

I look forward to speaking with you again on the next call in October and now I’ll turn things over to Scott Decker.

Scott Decker:	Thanks Pat and good morning everybody. Just give you a few of the highlights from the Ambulatory division for the last quarter. As Paul mentioned, we had another very good quarter, third one in a row with growth this quarter coming in 19% year-over-year and operating income growing 30% year-over-year.

A few metrics that we continually track for you, we had 97 new contracts in the division this quarter. Approximately 20 of those were SaaS contracts which is a little bit higher than we’ve been running in the past. Discounting did not materially change in this quarter from previous quarters. As of the end of June, we have 98 quota carrying sales and management positions versus the 89 I reported last quarter in the Ambulatory division.

The pipeline for Ambulatory and Inpatient combined is 172 million versus 168 million that we reported last quarter. On the recs [ph] front, I’m happy to say we’ve now been selected in 53 out of 55 that have made decisions with seven outstanding. We actually gained back two of them that had previously decided not to go with us, have reversed those decisions based on market demand, that being the Los Angeles Tech [ph]

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rec and the Washington DC rec. We still have seven outstanding. We think we’re well positioned in those.

On the Meaningful Use front, our product continues to be widely deployed with over 500 clients downloading our Meaningful Use version and well into their attestation. While we can’t track exactly how many are receiving funds, we have had over 100 providers report in that they received over three million in payment, just on a self reporting basis.

With that, I’d like to just once again thank all of our clients for their continued support in working with us, pushing the envelope on how we can really use healthcare technology to change the game, and also thank the NextGen staff for all their hard work the past quarter and all the sacrifices they’re making to really take advantage of this market opportunity.

I’ll turn it over to Donn Neufeld.

Donn Neufeld:	Thank you Scott. During the quarter, dentists using the NextGen EPM EHR and the QSI Dental Record received Medicaid incentive payment. We continue to have success selling QSI Electronic Dental Record integrated with NextGen EPM and EHR. We had eight new joint dental sales during the quarter.

The QSI Dental pipeline is approximately 7.7 million. NextGen EDI had records for revenue and operating income in the quarter. Thanks to everyone on the call for their support and interest in our company, and with that I’ll turn things over to Steve Puckett.

Steve Puckett:	Thanks Donn. At Inpatient, we continue to be happy with the performance of this business unit, and as you may remember the Inpatient Solutions is a combination of the acquisitions of Sphere, Opus and most recently Intranexus. We continue to find the success in our combined Inpatient financial and clinical applications, particularly in the rural and community hospital market, and we mentioned before, we believe this is an underserved market and we’re finding excellent traction and opportunity, particularly to energize and use the synergies of our ambulatory product there as well.

We’re happy to report that we continue to see success with a lot of different cross sell opportunities across the organization for our group. Our Q1 highlights include the addition of another eight hospital clients into the NextGen family, bringing our total hospital representation to well over 100 now. And as a reminder, some of our hospital clients are single entities as well as some of them are—involve larger networks with many facilities. So, but in this case its eight total clients this quarter.

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In summary, it was another strong quarter for us and we continue to be excited about the opportunities ahead. With that, I’d like to turn it over to Monte Sandler.

Monte Sandler:	Thanks Steve. Good morning everyone. I remain extremely pleased with the progress we continue to make in Practice Solutions, our RCM business unit. Revenue increased 14% in the current quarter over the same period last year. As a result of our continued efforts on integration and overall service delivery, operating income for the quarter was $2 million, a dramatic improvement over prior year.

As reported last quarter and in addition to service delivery, our focus has been on sales and marketing. We have recently added a new Practice Solution Sales Specialist in an effort to continue to support the NextGen sales force. In addition, we have implemented new tools to help our sales team continue to market and sell our services. These efforts have allowed us to continue to grow our pipeline of existing NextGen customers and new customers alike. We continue to prepare for the implementation of 5010 and anxiously await the future Medicare reimbursement.

With all these changes, we remain well positioned to help our providers navigate the changing environment and optimize their revenue cycle with our Full Service, All Pay or Best Practice solution that’s built on NextGen’s industry leading software platform.

Thank you for your time and interest in our company. Operator, we will now take questions.

Operator:	Thank you sir. Ladies and gentlemen, at this time we will now be conducting the question-and-answer session. As a reminder if you have a question, please press the star followed by the one on your touchtone phone. If you would like to withdraw that question, please press the star followed by the two. If you are on a speakerphone, you will need to pick up the handset before making your selection. One moment please.

And our first question comes from the line of Sebastian Paquette, CFA with Goldman Sachs. Please go ahead.

Sebastian Paquette:	Thanks, good morning guys. Wondering if for the NextGen clinicals outpatient, what was your client retention during the quarter? And in terms of consolidation and outpatient physicians by hospitals, wonder if you’d classify that as stable or accelerating? Thanks.

Scott Decker:	Yes, this is Scott. We don’t really report on retention numbers so I’m going to pass on that but I will comment on your other question, which is, we definitely see quite a bit of movement occurring with the consolidation of physician practices into hospitals. That’s probably at unprecedented levels from what we’ve seen in the past. We view that as really a positive for us, it’s a very good segment for us. It is helping hospitals with a multi- specialty type environment, but we do see that occurring and probably accelerating.

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Sebastian Paquette:	Okay. And then, in terms of Inpatient solutions, taking a look to second half 2011, are you expecting any slowdown in bookings activity?

Steve Puckett:	This is Steve from the Inpatient. I see for the most part the same trend we’ve been seeing in the Inpatient side, very similar.

Sebastian Paquette:	Great, thanks a lot.

Operator:	Thank you. And our next question comes from the line of Ryan Daniels with William Blair and Company LLC. Please go ahead.

Ryan Daniels:	Yes. Good morning guys. Just a couple questions in regards to modeling I guess for Steve or Paul. If we look at the breakdown of revenue, it looks like the other services revenue was particularly strong. I think you mentioned some of the consulting services. Do you view that as something that can continue at that pace? Or might that slow down a little bit after people stretch to get Meaningful Use and now they have another fiscal year to do it?

Paul Holt:	This is Paul. I don’t see that necessarily slowing down but I think Scott maybe will have a little more color on that.

Scott Decker:	Yes. So, I would say that we’re working tremendous amount of consulting opportunity. It’s a relatively new opportunity that we’ve been pursuing which is really helping our clients with everything from work flow, to strategic planning to roll out. So there’s certainly some wind behind it because of helping clients get to Meaningful Use, but on the flip side, we’re really just tapping the surface of it and we would expect fairly significant growth out of our professional consulting group over the next two to three years.

Ryan Daniels:	Okay, that’s helpful. And then, on the cost side, if we look at the implementation in training, that had a big jump in the fourth quarter and it actually came down to just over four million this quarter. Do you have a feel for what the run rate might be there? I imagine that would have actually picked up a little bit given the strength in system sales?

Paul Holt:	This is Paul. We are—we have a lot of opportunity there as you can see, with services that we’ve been selling. So we have been ramping up in implementation and training. So I would foresee that those costs are going to follow in line with revenue as we continue to work to grow that revenue line.

Ryan Daniels:	Okay great. And then maybe one broader one just in regards to Pat’s retirement. Have you guys begun the search for a replacement? Or I’m

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curious with the language, if just some of his duties will be transitioned to other people or if you actually are going to fill that position?

Steven Plochocki:	This is Steve. You know, Pat will be with us through pretty much the end of this calendar year and we’ll be working on transitional elements over the next 30 days for sure as we put our plans together. One of the things that we’ve done though over the last few years under Pat’s leadership is we’ve developed quite a diversified business model with multiple business units. And as you know, there’s what, six of us on this call today. It’s a sign of that type of scope, scale and breadth that we have in our organization. The—we believe the transitional elements won’t have a major impact, a material impact on the way we do things, but there will be certain responsibilities that we’ll have to delegate and move throughout our system. But right now, no decisions have been made on whether anybody new is coming in from the outside, or what we’re going to do internally. We’re still very early stage on this. But everyone should feel very comfortable and confident in the fact that we have a very strong infrastructure. All four business units are operating ahead of plan and we anticipate to continue to do that.

Ryan Daniels:	Okay. That’s helpful color Steve, thanks a lot.

Steven Plochocki:	Thank you.

Operator:	Thank you. And our next question comes from the line of Charles Rhyee with Cowen Group Company. Please go ahead.

Charles Rhyee:	Yes thanks, that’s Cowen actually, but thanks for taking the question guys. You know, maybe a few questions back on the Inpatient side, you know, you talked about eight new clients. Can you Steve maybe give a sense on who you’re displacing here in this part of the market?

Steve Puckett:	Yes. As I mentioned on the call earlier, we are focusing particularly right now on the rural and community hospital. As we get some traction in this area, we see continually competing against people like Healthland, CPSI, HMS; that offering in particular. Typically for a lot of these markets, there’s no clinical system so it’s a new entry for us. Obviously, most of these have some sort of financial system but those financial systems either tend to be some of the ones I mentioned to you, or actually there is a large market out there of some Ma and Pa type shops that still have 10, 20 different systems out there that we also seem to be replacing on the financial side.

Charles Rhyee:	And, were these eight like combined clinical and financial here? Or where some businesses just clinical only?

Steve Puckett:	In this quarter, I think there was potentially one just clinical only, but by and large, we typically do both. People are looking for that integrated system.

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Charles Rhyee:	No, certainly that makes sense. Have you, can you discuss sort of any cross selling that you’ve already been able to see pulling in the Ambulatory on any of these deals, or is that sort of further down the road?

Steve Puckett:	Well, I can talk to this a little bit. In many cases where there’s hospitals or doctors just by definition, and particularly in the small rural communities, they tend to be smaller sets. Let’s say six docs up to maybe a big one might be 20 or 25 in a rural setting like that. So almost always, we have an opportunity to show the ambulatory system as well, and typically with some of the competitors that I mentioned before, our Ambulatory certainly gives us a strength and a leg up to the competition on that. So it’s a strong market for us to do that with. So yes, we do see a lot of that.

Charles Rhyee:	Great thanks. And then maybe one further question for Paul here. You know, obviously the, if we look at the other revenue line that’s really where, I mean we saw a lot of growth here relative to our expectations and I think you kind of mentioned. Is this where we’re seeing the growth in the services part of your business? Or was there a lot of software in that as well? And if that’s the case, you know, what are your clients really coming back in terms of add-on modules in this past quarter?

Paul Holt:	Well, this is Paul. I think we can expect to see growth in both categories. You know, what we put in as system sales in terms of implementation and training as well as the other services, and I think as Scott may have mentioned, we see a lot of opportunity on the consulting aspect of things to help practices, help people run their practice better and more efficiently. You know, there’s an analogy of selling a Ferrari and making sure people understand how to use all the bells and whistles and all the capabilities that are embedded in that system. So, we think there is good opportunity in both lines.

Charles Rhyee:	Okay, but as far as this last quarter, is the increase in the other revenue, is that mostly the services that we were talking about earlier in the call?

Paul Holt:	Yes.

Charles Rhyee:	Okay. Thanks.

Steven Plochocki:	And if I could just add on Charles, you know, we’ve long said that in the development of our Inpatient Solution, we wanted to be able to demonstrate to the investment community over time that we are a truly dominate player and an emerging player in that area. I think when you look at the fact that Paul announced that we’re up about 131% versus prior year in Inpatient, and Steve Puckett and his team have a very deep pipeline, we think that we’re going to continue to be able to establish ourselves as the strongest player in that market and we’re very proud of that business unit and you can expect to see very good things out of that business unit in the future.

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Charles Rhyee:	Great, thank you.

Operator:	Thank you. And our next question comes from the line of Constantine Davides with JMP Securities. Please go ahead.

Constantine Davides:	Thanks, just a quick question here. You called out the number of SaaS deals picking up, and I’m wondering if that’s indicative that smaller practices are starting to contribute a little bit more? And I’m just wondering, you know, one of your competitors has said they expect about a third of their deals to drift towards a SaaS based arrangement overtime, and is that something you’re also expecting? Is that consistent with your expectations?

Scott Decker:	Yes. We are seeing an impact and I think we’ve been talking about for the last year is that we’ve been making changes to the software and our configuration and our pricing to hopefully get into the smaller market in a little bigger way than we have in the past, and I think we’re starting to see that traction. We really only sell SaaS to one to five doc practices at this point, so it is fairly indicative of us getting into that side of the market. You know, with that said, you know a vast majority of our clients actually run the software in somewhat of a SaaS model, i.e. they’ll outsource to a third party to host it for them. So, it’s a fairly widespread practice at this point and I think you’ll only see that continue to accelerate.

Constantine Davides:	I guess on a related note, you know, you guys launched a mobile product not too long ago. I’m just wondering what the uptake has been like amongst your Legacy HR users? And maybe you can give a sense how many docs are using NextGen on an iPhone or some sort of tablet?

Scott Decker:	I don’t have the specific metrics. We’re still fairly early in the roll out of that product, so I don’t have the exact numbers. I would say though that we continue to see tremendous interest in our clients in rolling out that type of technology, iPhone, iPad and Droid type platforms. So maybe next quarter, we’ll have a little more detail for you.

Constantine Davides:	Okay, last one. I know you guys mentioned 5010. You know, obviously ICD10s [ph] hanging out there on the near term horizon and I’m just wondering, you know, are you seeing any uptick in practice management only sales or demand for RCM? Just wondering if you can talk a little bit about how that’s impacting your business? And then, I’m just curious if you’re, the current versions of your inpatient and outpatient are compliant with those standards? Thanks.

Scott Decker:	This is Scott. So I’ll answer first and then Monte maybe you want to chip in. I would say our clients are still predominately focused on Meaningful Use, so from a clinical standpoint. With that said, it is starting to heat up on the 5010 as the deadline starts to be impending. I wouldn’t say that I saw any material change in the amount of purchasing going on or stand

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alone practice management systems just to accommodate 5010 at this point, though it certainly is factoring in to the decision criteria. Our current releases are not yet 5010 compatible. Those will start to roll out next year. We’ve started to lay the groundwork but they aren’t completely there yet. Monte do you want to—anything from a revenue cycle side?

Monte Sandler:	Yes, this is Monte. You know, as we draw closer to the roll out of 5010, you know, we’re certainly in a good position to help our customers and potential customers make sure that they are prepared and able to submit and resolve claims. So, we continue to hear more about it, but I think as that deadline gets closer, we’ll continue to see more activity and that will probably pick up over the last half of this calendar year.

Operator:	Thank you. And our next question comes from the line of Jamie Stockton with Morgan Keegan. Please go ahead.

Jamie Stockton:	Yes, thanks for taking my questions. I guess real quick on the Inpatient product, could you, now that you’ve had Internexus here for a little bit, could you give us a feel for what the plan is? Or what the timeline is on how that solution’s going to be integrated with what you had previously on the NextGen Inpatient side that you got from Opus?

Steve Puckett:	Yes. I think we talked a little bit to this on the last call as well. The, you know, we mentioned a move to a new technology platform, and some of the strategic reasons behind the Intranexus purchase have to do with getting clients who have a much bigger business unit, some of them up into the 4 and $5 billion type range. So those systems, or the Intranexus system is capable of running the RCM for systems such as that.

So the process or the thought process in those is to keep those clients currently on that system, but to have a convergence plan to bring those together. So, our goal to is to continue, somebody mentioned earlier on the other comment about the ICD10, both of those, both of our product platforms are on target to do that and be released as well, either at the end of the year or the beginning of next year. So we see that doing, and the convergent stream right into the ultimate product that we are working towards building.

Jamie Stockton:	So, the incremental deals that you guys are selling right now, you know, are those generally two separate solutions but you’re pushing Internexus now as the patient mechanic system? Or is the [inaudible] the Sphere patient accounting system?

Steve Puckett:	Well typically, on the smaller market that we talked about, rural and community, we do lead with the Sphere system. Obviously, we’ve had that one under our belts a little bit, a little more tighter integration with that initially. The Intranexus solution though, we do have the ability now to go up market with that and to actually position on bigger accounts. So, generally speaking for the rural community market, we are leading with Sphere. For larger opportunities, we would bring the Intranexus solution to the mix as well.

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Jamie Stockton:	Okay. And then, just one other question on the Hanger deal, if you could give us any feel for what kind of a contribution that might have made? Or you know, in future quarters, what you expect there, that’d be great?

Paul Holt:	This is Paul. I don’t know if we really want to get into talking about the individual deals, historically we just haven’t done that. But we—it clearly is a very large opportunity for us, but it’s a longer term kind of contract. And so, you have to think about it more in terms of a longer term horizon.

Jamie Stockton:	Okay, thank you.

Operator:	Thank you. And our next question comes from the line of Donald Hooker with Morgan Stanley. Please go ahead.

Donald Hooker:	Hey great, thank you for taking my question. So I guess my first question is for Pat. You know, you’ve obviously been a huge driver of this company over the past decade or so. And just curious, are you looking to move in a different career direction? I just wanted to get some more color around your decision to potentially retire later this year?

Patrick Cline:	First thing, thank you for your kind words. No, right now I’m going to pursue something that’s more important which is spending a little more time with family, children and friends, and then take some time and sort of decide where life and my profession takes me. But, I haven’t made any decisions at this point, and as Steve mentioned, I’ll be staying on until near the end of the calendar year, so nothing in the immediate time frame. Thanks again.

Donald Hooker:	Got you. And I guess back to Steve, I think last quarter you, I don’t know if you formally gave guidance but you sort of indicated you were comfortable with consensus numbers for the fiscal year. I don’t know if that counts as guidance or not, but would you reiterate this at that point?

Steven Plochocki:	Yes. We’re in general agreement with the consensus view of the analysts for revenue and earnings per share.

Donald Hooker:	Got you, nice to hear that. And then, I’ll ask one more and then I’ll step off. In terms of the revenue cycle management, practice solutions business area, I know some—can you kind of talk about the growth trajectory there kind of over time? Is this kind of what we should expect in terms of revenue growth? And is there—are you willing to provide a backlog number as sometimes you have in the past provided a backlog number. Could you possibly provide one now?

Monte Sandler:	This is Monte. So we’ve been focused, as we’ve talked about recently the focus on integration from our two acquisitions. We continue to make

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strides in those efforts. And, you know, our growth this year is really focused on cross selling to the NextGen customer base as well as other, the other business units that we have that create opportunities for us to up-sell our service. As well as the external market, we see rev cycle as, you know, a big opportunity in the marketplace as health care continues to evolve and change. So, our growth, we expect our growth to continue and we’re looking at various different avenues to do that.

You know, our pipeline continues to improve. As I reported, we added another Sales Specialist and we continue to focus on sales and marketing. I don’t know that we’ve really given out a pipeline number in the past and I’m not sure that we necessarily want to do that right now, but we continue to see that grow and remain optimistic on our future.

Steven Plochocki:	Yes and this is Steve Plochocki. I’d just like to add that some of the general trends that we are seeing, that we’ve talked to most of you about historically are really starting to take hold. And those general trends are that as we had anticipated, the increased coding expansions that we’re starting to see with the government as well as other commercial payers is putting healthcare providers in a position of trying to make hard decisions on whether they want to make billing and collection a core competency or they simply want to outsource it and stick to their core competency which is treating patients. And I’ve had the opportunity to interact with Monte and his team on several deals where I’m starting to see after, you know, I’m a 35 year healthcare executive, I’m starting to see that this is really an emerging trend amongst consolidating healthcare systems. That they’re making hard decisions on what’s a core competency and what’s not, and how can they remain competitive on a going forward basis? And we believe outsourcing to full service providers and RCM as we are is going to be a continued trend and I believe an expanding trend.

Donald Hooker:	Yes. I’ll jump off. I meant to say a contracted backlog number for the RCM space pipeline, if you have that, but that’s all I have. Thank you.

Operator:	Thank you. And our next question comes from the line of Newton Juhng with FBR Capital Markets and Company. Please go ahead.

Newton Juhng:	Thank you very much. I also want to reiterate Pat, best wishes on your future endeavors. Obviously we had some very insightful conversations with you in the past and going to miss those, but wish you the best of luck.

Patrick Cline:	Thank you.

Newton Juhng:	Yes, and then Paul, I did have a question for you on the R&D expense side. Can you help us with the—because since we don’t get a cash flow statement, just on the cap software for the quarter. Was it a little bit lighter that also maybe contributed here to that number being a little higher? And also, how should we look at that expense line trending over the course of the year? Is this level kind of a sustainable line that we should be looking at to build off of?

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Paul Holt:	Yes. So, you’re correct in that sometimes if we get—the amount of capitalization can impact that figure, and you know, what we capitalize was approximately $2.5 million. You’ll see this in the 10-Q that we’re going to file shortly. Which was not hugely different, maybe down just slightly from, on a sequential basis, and that just sort of ties into what people are actually doing, whether it’s something that we’re going to capitalize or whether it’s more of an R&D type of activity. So, but we are making stepped up investments, and as I talked about it, in integrating both of the Ambulatory and the Inpatient products and there’s other projects that are going on. And so, we generally don’t like to give out forward guidance on things. So, you know, subject to some fluctuations in what’s being capitalized, I wouldn’t expect the number to drop significantly, I guess I’ll say that.

Newton Juhng:	In terms of gross R&D?

Paul Holt:	Yes.

Newton Juhng:	Okay fair enough. And then, you know, just regarding the tax rate and the R&D credits that you were talking about before, is that something we should expect to be ongoing through the rest of the year? Or, was that more of a one time, this quarter only situation?

Paul Holt:	I characterize our tax rate as being a little less this quarter than what I had expected, you know, on an annual basis and that’s partly driven by some of the stock option exercises, some stock option deductions that we took in the quarter and certain aspects of R&D tax credits. But, I mean I guess that’s, I’ll just give that out, that we’re probably a little lower this quarter than what we’d expect to see in the full year.

Newton Juhng:	Okay, okay. And last but not least, you know, I was looking at that EDI services line item and the gross margin out of that unit was definitely significantly above what we were expecting. In fact, we hadn’t seen it this high for quite the time. And one of the things that I was just wondering about was also kind of the sustainability of that? It seems like the number just jumped around a bit from time to time, and so, 34.2% I think is the number I have here that seems pretty robust. Can we see that number trend down going forward?

Paul Holt:	Yes, well I wouldn’t necessarily say trend down but you have some mix issues there in EDI. You know, certain pieces of EDI have much better margins than others so, for example, claims have better margins than statements. Donn may be able to add a little bit of color on that as well.

Donn Neufeld:	Yes, this is Donn. I think that as Paul mentioned it does fluctuate and based on the mix of things, this probably was at the upper end of what

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we’ll see. You know, some of the rebates and things we get come in intermittently, so I would say that it was at the upper end but you’ll see it fluctuate as we receive income kind of in different quarters, but relates to multiple quarters.

Newton Juhng:	Okay, great. Thank you very much for the help guys.

Newton Juhng:	Thank you.

Operator:	Thank you. And our next question comes from the line of Atif Rahim with JP Morgan. Please go ahead.

Atif Rahim:	Hi, thanks guys. Pat, I also want to thank you for all your contributions to the company over the years. You will definitely be missed. The question I have on this front is what drives the timing of your decision at this point in time? And how long has this been discussed with the company? And, I guess, during the transition or even post the transition, are you going to be available as an advisor to the company just to help with issues that may arise?

Patrick Cline:	Well, I appreciate as well your kind comment. I’d rather not get into any specifics related to my decision, you know, regarding how long I thought about it or how long we talked about it or that kind of thing. But with respect to the last part of your question, I’ve put the last roughly 17 years of my life into this company and I have deep rooted loyalties to the company’s employees and to our customer base, and I certainly want to see the company continue to succeed. So even after the transition period, if I’m called upon or there’s something I can do for the company, I’m happy to provide that.

Atif Rahim:	Got it, okay. All the best in the future. And then a question for Paul, on the other services line, the consulting service that you said might have driven revenues in that line item, could you just help us think about how or where in the selling cycle the need for those services arises? Is that something that goes on before an implementation? Post or during?

Paul Holt:	Well, I would say post but I would defer a little more to Scott to add some color on that.

Scott Decker:	Yes. I would say the majority of the business we’ve done so far is oriented to post install, how to improve your processes and work flow. With that said, we are running across some opportunities now as we expand the portfolio, which I would say are in sync with implementation, and in fact we’re finding for example revenue sharing or upside sharing, you know, if we implement the system where we can find you these kind of savings by implementing our system sharing in that. So all of that would kind of fall into the consulting realm also.

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Atif Rahim:	Okay. All right, thanks. And then last question for Donn. The QSI division, the revenue’s down a little bit and earnings down too, and I think Steve you had said this is inline with your plan. So are we envisioning that business kind of flattening out here? And then I’m trying to correlate that with the opportunities and the [inaudible] health centers which is one of the areas that’s been driving this. What’s the opportunity ahead for that business?

Donn Neufeld:	Yes, no. The trend we definitely see going up. We’re small enough where any individual quarter, one or two contracts can swing it, and at the end of last year, we actually brought in a couple of large contracts that, you know, in looking at the pipeline of where we laid out, we would see it not continuing up from there, but the general trend is definitely up and the opportunities in the Federally funded center continue to contribute to our growth.

Atif Rahim:	Okay. That’s great.

Steven Plochocki:	And Atif, just a little more color on the community health centers, the federally qualified. As you know in July 2009, that’s when the government first allocated their first stimulus dollars and it was to those groups, about 1.6 billion. There are about 1,250 systems at that time, community health center groupings. The government added another 10 billion to that pie in the fourth—excuse me, third or fourth quarter of last year, 2010. And the goal there is not only to expand that group to about 1,800 community health systems, but also to make sure that they’re all fully electronic as well. So we believe the continuation play of our one stop shop, joint selling effort between Ambulatory and Dental to those groups, which as you know require—one of the requirements to be a community health system is you have to provide dental as well as physician based services, we think that’s going to be a continuation play for us over the next two to four years.

Atif Rahim:	Got it. Steve what’s, could you provide us any update on what your market share is in that segment right now?

Steve Puckett:	It’s difficult to assess directly the market share. I would venture to guess though, you know, without being too bold that we’re certainly in the first or second position in terms of market share in that particular segment.

Atif Rahim:	All right. Great. That’s great. Thanks very much.

Operator:	Thank you. And our next question comes from the line of George Hill with Citigroup. Please go ahead.

George Hill:	Hey guys, I thought my phone wasn’t working for a second. I’ll start off with echoing Pat, again, sorry to see you go after all these years and wish you the best. Jump in with a question. Steve, we’re seeing a lot of chatter in the M&A space, lots of assets on the Ambulatory side, seemingly

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becoming available. Maybe can you update us on how the company is thinking about M&A? What size nuggets of business are the right size for the company to take a bite at? And how does the company think about financing?

Steve Plochocki:	I think we’ve certainly been engaged in M&A, we’ve done six deals in nearly three years. We’re very selective. You know, you’re right there’s an awful lot available, there’s an awful lot for sale. We keep quite busy as these books keep piling up in our offices, but we’re selective. We’ve got four core groups that we do extremely, our business lines are doing extremely well. We will make the investments that we think will enhance shareholder value and build those business lines, and we have not been out of the mix. Like I said, we’ve done six deals in the last three years. So we will continue to be engaged in that process, as is, you’re correct, there appears to be an awful lot out there right now available in the marketplace.

George Hill:	Okay, and if I can just kind of follow up on that theme for second. You guys have historically made the decision, or at least taken the strategy of picking up smaller platform pieces and then growing them inside of the company’s existing infrastructure the way you guys have started to build the Inpatient business. Would you guys take a look at buying big pieces of market share on the Ambulatory or on the Inpatient side? Or should we think of management’s strategy as being consistent with what you’ve executed in the past and I guess just, how you guys think about that?

Steve Plochocki:	Well George, I’ll characterize it this way. We’ve got a model that’s worked for us. We’ll be consistent with that model, but however, the right combination of something that can give us the right strategic footprint at the right price isn’t something that we wouldn’t consider.

George Hill:	Fair enough.

Steve Plochocki:	So it’s got to be the right deal.

George Hill:	Okay.

Steve Plochocki:	As you know, there’s an awful lot for sale, but there’s some pretty hefty price tags on things that have not yet fully matured. You know, they’re still in their adolescent stages. So, we’re always going to be very conservative in terms of our views on that, but if there are opportunities that we think we can get the right footprint we want at the right price, we would move in that direction certainly.

George Hill:	All right. And I’d say some big price tags on things at the other end of their life cycle as well. Last one, Pat I guess as you talk about the sales pipeline, can you talk about what you’re seeing with respect to Inpatient led deals or hospital or system led deals versus Ambulatory led deals and where is the strength? And are you guys seeing a slow down yet at the, what I would call the high end of the Ambulatory market?

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Patrick Cline:	I think we are seeing some pull through with Inpatient deals pulling through, ambulatory deals and we, I think, see a little bit going in the reverse. The cross selling that was discussed earlier is working well. At the very high end of the Ambulatory market, the numbers do seem to indicate, that is the industry numbers not ours in particular, that the market is more saturated than it is in the smaller group practices or mid tier. I think the real strength lies in the integration of the Ambulatory and the Inpatient as doctors and hospitals themselves integrate and beyond the integration of the platform and product line, the new architecture that Steve talked about which is the cloud, web based N-tier, highly scalable architecture that we’re making investments into.

George Hill:	Okay, all right. Thanks guys, and Pat, best wishes again.

Patrick Cline:	Thank you.

Operator:	Thank you and our next question comes from the line of Bret Jones with Oppenheimer and Company. Please go ahead.

Bret Jones:	Thank you, just a couple quick questions. On the slow end of the market, when you’re talking about the small practices I was wondering where those sales leads are coming from? Is that really success in the [inaudible] channel? Or is this your direct sales force or is it the hospital pull through that I think Pat was just referencing?

Scott Decker:	Yes. So this is Scott and actually I characterize, those are probably our three strategies all of which are executing fairly well at this point. So internally, we have an in-house sales team, selling to the small market, and so we’ve seen increase and that’s what you actually see in the direct numbers. Indirectly we get after the small market, both through our channel partners and then also increasingly through health systems as they’re accumulating and distributing product for us, and that kind of gets blended in or lost a little bit because what you’ll see is us making a large sale to a health system, not necessarily all the small deals that are driving that.

Bret Jones:	And how big is the in-house team that’s dedicated to the small market?

Scott Decker:	I think there’s about five or six reps right now in that group.

Bret Jones:	Okay, thank you. And then just switching gears a little bit. On the implementation costs in the quarter, and this is probably for Paul, you know, I know last quarter you talked about hiring a bunch of staff to build up that capacity, and so I was expecting, you know, expecting as you guys utilize that capacity, I was expecting the margins to improve but I didn’t expect to see the implementation costs themselves go down sequentially. What drove that?

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Paul Holt:	There’s some aspect of allocation cost between certain parts of our cost of good that can drive things. So when, for example, we have more in the way of add on services, there may be some other costs that are being allocated a little bit differently. So I think there’s some amount of that going on. But, I’ll just say, going forward, you can expect to see that as we add-on resources in that area, you can expect to see those costs come up.

Bret Jones:	Okay. Where else would they have been allocated to? I guess, can you help me out with what lines you might be shifting costs from as you just allocate between the different lines?

Paul Holt:	Well, there’s some amount in the other services line as well as implementation.

Bret Jones:	All right. Great. And then, I’d just like to say congratulations as well to Pat. Thank you.

Patrick Cline:	Thank you.

Operator:	Thank you. And our next question comes from the line of Stephen Shankman with UBS Securities. Please go ahead.

Stephen Shankman:	Great, thanks for taking the question. Maybe it’s splitting hairs a little bit but I just want to kind of follow up on the soft guidance question. I guess when you gave the initial commentary two months ago, that you were in general agreement with the consensus view, the consensus view was around $2.76. Since then, it’s crept up to about $2.79, and then if you factor in, I guess the $0.04 beat today, you know that can get you around $2.83. I’m just wondering if that general agreement’s with still that $2.76 number or with closer to the 2.83?

Steven Plochocki:	Well, I mean Steve, if the consensus views continue to escalate, we would comment on that. You know, as of right now, the consensus view that we see, we’re in general agreement with.

Stephen Shankman:	So that’s the 2.79 that you see?

Steven Plochocki:	Yes.

Stephen Shankman:	Okay and then, switching gears a little bit, just a follow up question on the pricing, any more granularity that you can provide as to pricing differences I guess on the Ambulatory versus the small hospital market?

Speaker:	I’m not sure if I understand the question?

Stephen Shankman:	Well, I guess there was some commentary before that I guess pricing hadn’t materially changed on the Ambulatory side. I guess the question’s more focused on the small hospital side of the market, and have there been

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any changes there in terms of pricing? And is your strategy to kind of compete a little bit on price there as well?

Steven Puckett:	This is Steve. Are you asking in terms of the Inpatient product or the Ambulatory product in that market space?

Stephen Shankman:	Inpatient.

Steven Puckett:	Inpatient. I think, you know, on the small market, we’ve always had the pressure of cost, pricing is there. I don’t think that’s changing any. I think we sort of have built over the course of time now sort of a model that’s working well for us. So I don’t see anything changing. I see the same pressures that we’ve been having. That pressure gets released a little bit more the more you go up market obviously. But it’s definitely a constraint for us, absolutely.

Stephen Shankman:	Okay, great thanks. And best wishes to Pat as well.

Patrick Cline:	Thank you.

Operator:	Thank you. And our next question comes from the line of Sean Wieland with Piper Jaffray. Please go ahead.

Sean Wieland:	Hi. Thanks. Pat, is it too late to change your mind?

Patrick Cline:	I appreciate the question. Let me leave it at that.

Sean Wieland:	All right. Do you have a non-compete?

Patrick Cline:	I appreciate the question.

Sean Wieland:	All right, how about this one? Paul, what was the practice solutions revenue number? I think you said it was up 14%, but I don’t think you gave us the number.

Paul Holt:	The practice solutions number, revenue number was, you’re right, I didn’t give you that number out. Hold on just one second. I’ll tell you what it is.

Sean Wieland:	All right. While you’re doing that, I think you said that the 5010 version is shipping next year but the compliance day for—is January 1st of 2012, can you reconcile that for me?

Monte Sandler:	This is Monte. I think he meant to say ICD10.

Sean Wieland:	Okay.

Monte Sandler:	Scott, am I right?

Scott Decker:	Yes.

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Sean Wieland:	So tell me about where your clients are in their preparation for 5010? How many of them are actually submitting test transactions in a 5010 format?

Scott Decker:	I don’t have that information. Monte do you have any?

Monte Sandler:	No, I think what we’d probably say is that our latest version includes the requirements to meet 5010. And so, any of our customers that have upgraded to that latest version are in that process, and I think that’s probably as granular as I could get.

Sean Wieland:	All right, so, just so I’m clear, is the onus on the client to be in compliance with 5010?

Monte Sandler:	So, I’m not sure who you’re directing that question to. So from the Practice Solutions side, we assist our customers in meeting those requirements. I think Scott, you want to take it for the Ambulatory side?

Patrick Cline:	This is Pat. Certainly the onus is on all parties. We’ve got to provide the software and the client needs to, on the compliance date, unless that date changes, to be submitting forms in the proper format. So I think both are important.

Sean Wieland:	Okay, all right. And then Paul, do you have that revenue number?

Paul Holt:	13.4 million.

Sean Wieland:	13.4 million. Okay thank, you very much.

Patrick Cline:	Thank you.

Operator:	Thank you. And our next question comes from the line of Frank Sparacino with First Analysis. Please go ahead.

Frank Sparacino:	Hi guys. Just two quick things I think. Steve, on the Inpatient side, you had talked about eight new hospital clients this quarter, Can you give us some context how that compares to the last couple quarters?

Steve Puckett:	Yes, one of the things that I had mentioned, because I know everybody is tracking these numbers is that in many cases, even in critical access hospitals, we will sell to a client who may have two or three different hospitals in the network, they maybe expanding that to eight, 12 or so. That is a market that’s out there. In some cases, we’re dealing directly with a single hospital entity, so tracking clients and hospitals are a little bit difficult by the numbers so to speak. But really, nothing materially has changed. I can’t remember off the top of my head but it was four or five or something like that where the client that we had, the previous quarter and before that it was probably something like eight or nine again. So

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again it’s sort of, each quarter we’ve done well with that, again sometimes the numbers are bigger for one client than they are others. So I think that needs to be kept in perspective when looking at those numbers. But nothing has materially changed as far as the number of deals or the size of the, in terms of the revenue.

Frank Sparacino:	Okay, and then Scott on the pipeline, I just want to make sure I have the right—what is the right comparison for the year ago, versus the 172 you just gave?

Scott Decker:	I don’t have that number in front of me. If you give me a minute, I can probably track it down.

Frank Sparacino:	Sure, and just lastly, Scott also for you, you had made a comment around size I think $300 million figure in terms of client base that was in the process, and if you look at the money distributed to date, it’s been small I think, much smaller than people would have expected and I think there’s some reasons behind that, but just wondering if you could put your number in context with the numbers to date?

Scott Decker:	I’m sorry, help me with that question, I don’t know how to answer that.

Frank Sparacino:	So, the clients that you talk about that are sort of in the process of [inaudible] from Meaningful Use, you talked about a figure that’s greater than 300 million, so these—the money distributed to date has been fairly small, smaller than the 300 million you’re talking about, so, do you have a sense as to what sort of the time frame is, the expectation from these clients who are in the process?

Scott Decker:	Yes. I think maybe you misunderstood me. What I said was that $3 million, not 300 million, our clients had reported received from about 100 providers. So we maybe just got mixed up on understanding the number I threw out because I don’t recall throwing out a 300 million.

Frank Sparacino:	Do you have a sense though as to the client base today. You gave a figure out in terms of downloads. But do you have a sense as to where they stand in terms of chasing Meaningful Use in year one versus year two?

Scott Decker:	We have a sense but I don’t have the numbers in front of me. I think what you’ll see is a bell curve, so clearly the people who’ve been EHR users for quite some time were very well prepared and are on the early stages of this, getting their dollars, and what we’re seeing is just an increase in activity both of the download and the activity of people going after it. So I would say as we get into, and this opinion more than anything, late this year, getting into the middle of next year is when you’ll see the bulk of people getting to their qualifications.

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The other thing we’re hearing is definitely that things are going to get pushed out a year from the government. So I think it probably gives everybody a little more runway.

Frank Sparacino:	Thank you.

Steven Plochocki:	This is Steven Plochocki, and just the Meaningful Use stage one Medicare payments started this past quarter. I mean the quarter that just left, and according to CMS about 500 Ambulatory medical providers have Medicare Meaningful Use and received about 9 million of stimulus money through June 30th. We estimate that approximately 60 of that group are NextGen providers and they’ve received about 1.1 million through June 30, but this is all very early stage. You know it’s all very early stage. We think that, and Scott’s right, it will be a bell curve and we’re at the very front end of that bell curve right now.

Frank Sparacino:	Thank you Steve.

Scott Decker:	The pipeline number a year ago was 129 million versus the 171, 172.

Frank Sparacino:	Thanks.

Operator:	Thank you. And our next question comes from the line of Leo Carpio with Caris and Company. Please go ahead.

Leo Carpio:	Hi, good morning. I have a couple of quick questions. First regarding the software sales figure, it looked like it was a little bit lighter than what I was expecting. Would any one time circumstances, perhaps something, an installation that was delayed or pushed out? Or is it just simply a reflection that there’s more SaaS to your mix?

Scott Decker:	Yes, I would say it’s highly reflective of the SaaS being double what we’ve been in the past.

Leo Carpio:	Okay. And then in terms of the RCM side of business, have you seen anything in terms of healthcare utilization trends, anything notable there as in healthcare utilization trends improving, changing or flat year-over-year?

Monte Sandler:	We see, you know, what we’re continuing to see is more responsibilities being shifted to patients, you know, from a revenue cycle standpoint. And you know patients are much more active in their utilization of providers and healthcare. And their responsibility is increasing. So I think we’re definitely seeing movement and we’re watching it and we think that it’s probably just the beginning. It’s going to change significantly over probably the next couple of years.

Leo Carpio:	Okay and then the next question regarding the Meaningful Use stage two proposed delay by a year. Do you have any sense in terms of what that’s going to do to your sales pipeline or in terms of demand or interest from

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your potential clients? Is that going to push it out or is it going to get more people back in the market, especially like the Legacy guys?

Scott Decker:	Yeah. I don’t think it’s going to affect things dramatically. I think we’ve seen most of the market start its movement now, and its in various stages and I don’t, you know, we haven’t certainly seen so far, any indication that it’s going to change timing. I think it just gives everybody a little bit of sense of relief that they can still get in on it.

Steven Plochocki:	And actually Leo, we see that as a positive because the government’s been pretty sensitive to ensuring that anything they do is to, is for the purposes of continuing to encourage adoption of EMR. So by moving the timeline out they’ve given people more time to get on board with it and we believe it’s going to have a more positive impact overall. The tight timelines of stage one, two and three when they were first laid out were pretty aggressive, just as a, to all of us as a management team when we looked at it and looked at the timelines, we thought you know we can meet those standards, but my goodness that’s pretty aggressive and we’re not too surprised that the government made the decision to push things out a little bit.

Leo Carpio:	Okay thanks and Pat sad to see you go, I’m going to miss you.

Patrick Cline:	Thanks very much.

Operator:	Thank you and our next question comes from the line of Anthony Vandetti with Maxim Group. Please go ahead.

Anthony Vandetti:	Thanks. On the recs, you obviously got some of those back are the ASPs on those deals a little bit lower than your overall deals or did you have to offer anything special for that? And then across just generally ASPs have they remained stable?

Scott Decker:	Yes. So our pricing, market pricing has been fairly stable as well as our discounting. The package that the recs are getting is a little below our general market price. It’s a little bit reduced functionality though also.

Anthony Vandetti:	Okay. And in terms of trends that you’re seeing in terms of being able to sell into practices are you continuing to see the large practices become larger as they buy smaller practices and also the trend of hospitals buying practices, is that still continuing and if so, is that something you expect to continue?

Scott Decker:	Yes, and probably more the latter than the former which is clearly the hospitals buying up the practices and more and more fairly large groups, certainly around key specialties such as cardiology. And yes I would also expect that trend to continue for at least the foreseeable future as long as the concept of ACOs is staying forefront of health system’s minds I think

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they’ll continue to buy up practices to position to take advantage of that market.
Anthony Vandetti:	Okay and then just lastly I just wanted, I don’t know if you’ve addressed this but is the position of President being filled by anyone internally or is there going to be a search for that position, has that been decided yet?

Steven Plochocki:	Well Anthony as we had stated earlier, the, you know, Pat will be with us through near the end of this calendar year and we will engage in transition of sorts of responsibilities and no decisions have been made on anything along those lines yet. Like I said we have four business units with leadership at the head of each unit, we have a company that’s very strong and intact and any adjustments we make as a result of Pat’s absence will be, in my opinion, subtle.

Anthony Vandetti:	Okay, great thanks.

Steven Plochocki:	Thank you.

Operator:	Thank you. And our next question comes from the line of David Castricone with Columbus Circle Investors Management. Please go ahead.

David Castricone:	I just have two really quick ones. For systems sales gross margin 84% this quarter I thought that was very good, do you think that’s sustainable? And then number two was there a perceptible difference in demand from a small hospital side last quarter versus this quarter and if so, what do you attribute it to? Thanks.

Paul Holt:	This is Paul, the first question about the margin on the system sales it was very heavily influenced by the amount of hardware that we had which is very typical. How much hardware we’re going to have in any given quarter is very hard to predict. It depends really on which customers want to upgrade their hardware at the same time that they’re putting in a system and they may come to us for that, they may go elsewhere for that or they may not even need it. So there’s, that’s kind of hard to predict and unfortunately it does cause some fluctuation in our margins there that make it a little challenging for folks to model, but it is what it is. And I’ll defer to Steve on the Inpatient question.

Steve Puckett:	Yes, the question whether or not there was much demand change between last quarter and this quarter.

David Castricone:	No calendar 1Q and calendar 2Q.

Steve Puckett:	Calendar, okay, I’d say a little bit, particularly at critical access market that we look at tends to be some of, we have a few that are early adopters, some that are kind of waiting to see and I think with the distribution of payment starting I think a lot of these critical asset hospital are reimbursed

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on their calendar year and their cost based reimbursed. So it’s a little bit different model. But in any event we do see as we move into, towards 2012 that there is more interest, some folks that were waiting to see are being more interested now and wanting to get started and realizing that really in order to get things installed you’re talking about a six or nine month window typically. So I’d say the demand is picking up from calendar year to calendar year a little bit yes.

David Castricone:	Okay so a little bit more this quarter versus last quarter, thanks a lot.

Operator:	Thank you. And our next question comes from the line of Jay [inaudible] with Orica [ph]. Please go ahead.

Jay:	Thank you and nice quarter. Most of questions have been answered, but what was the hardware number for the Q? And I don’t know if you talked about the Hanger agreement, but there, certainly this seems like a nice win for you, can you talk a little bit about perhaps the magnitude of that deal and how long it rolls out and would the financial impact be seen in this year or next? Thank you very much.

Paul Holt:	Yes, so first question, you’re going to see this detail in the queue of course but, our total hardware this quarter was about $1.9 million versus $4.1 million a year ago. So you can see this fairly large decline there in hardware content. And then in terms of your next question about Hanger, that, clearly it was a very big opportunity for us and it was a very significant win for us and it certainly is going to help going forward, but it is more of a longer term horizon that you have to think about and we’re just trying to be consistent with not getting into details on individual contracts with customers. But you, the only thing that we will say is that it is something that’s going to be spread out over time.

Jay:	Great, thank you.

Steven Plochocki:	Operator we will take one more question please if there’s anyone in the queue yet.

Operator:	Actually there is no more questions in the queue.

Steven Plochocki:	Great, see my timing’s perfect again. Thank you all for joining us. As you can see as our pipeline continues to build our business units continue to perform, we’re clearly in the first year of the stimulus with momentum building on all fronts. All is good on the going forward basis and our company and we look forward to our future encounters and travels with you folks. And thanks again for all your support. And again Pat thank you for everything. And again, Pat will be on our call next quarter so it’s not farewell just yet. Thank you all take care.

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Operator:	Thank you. Ladies and gentlemen if you would like to listen to a replay of today’s conference please, dial 303-590-3030 or 1-800-406-7325, enter the passcode 4459575.

That does conclude today’s Quality Systems First Quarter 2012 Results conference call. Thank you for your participation. You may now disconnect.
END

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